Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

AND

ACTING PRINCIPAL FINANCIAL OFFICER

OF

RAVEN GOLD CORP.

I, Mike Wood, Chief Executive Officer and Acting Principal Financial Officer of Raven Gold Corp. (the “Company”), hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-KSB for the year ended April 30, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at April 30, 2008, and the results of the Company’s operations for the fiscal year ended April 30, 2008.

Date: September 5, 2008	/s/ Mike Wood

Mike Wood
Chief Executive Officer and Acting Principal Financial Officer